Exhibit 10.1

Summary Description of the Alphatec Holdings, Inc. 2009 Bonus Plan For Named Executive Officers

Under the Alphatec Holdings, Inc. (the “Company”) 2009 Bonus Plan (the “2009 Plan”), each of the Named Executive Officers (as such term is defined in the Company’s 2009 Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on April 30, 2009), based on the recommendation of the President and Chief Executive Officer of the Company and approval by the Compensation Committee of the board of directors (the “Board”), is eligible for cash bonuses after its 2009 fiscal year end as further described below. One of the executives listed below, Stephen Lubischer, the Company’s Vice President, Sales, is also eligible for cash bonuses during the 2009 fiscal year.

Except with respect to Mr. Lubischer and Mitsuo Asai, the President of the Company’s subsidiary, Alphatec Pacific, Inc. (“API”), each Named Executive Officer is eligible to receive a cash bonus based on the Company’s achievement of certain EBITDA goals, which comprises 100% of the potential award. The EBITDA goals have been determined by the Compensation Committee of the Board.

2009 Plan for Messrs. Kuyper, Wulff, and Garner

With respect to each of Dirk Kuyper, Peter Wulff and Ebun Garner, the target cash bonuses will be determined according to a formula expressed as percentages of the respective Named Executive Officer’s base salary, and will be subject to adjustments based on the percentage to which the targeted applicable performance criteria is achieved. In the event the Company exceeds a certain threshold, the Named Executive Officers listed below will be entitled to receive cash bonuses based on higher percentages of their respective base salaries. The bonuses will be payable after the end of the Company’s 2009 fiscal year. The Compensation Committee of the Board approved the applicable EBITDA targets. The table below sets forth for each of the Named Executive Officers listed therein, the percentage of the base salary that such Named Executive Officer is eligible to receive as a cash bonus under the 2009 Plan upon the achievement of the target level of EBITDA.

Name and Title	2009 Base Salary	Bonus Percentage Upon 100% Achievement of EBITDA Performance Criteria
Dirk Kuyper, President and CEO	$375,000	100%
Peter Wulff, Chief Financial Officer and VP	$260,000	50%
Ebun Garner, Esq., General Counsel and VP	$230,000	50%

2009 Plan with Respect to Mr. Asai

With respect to Mitsuo Asai, the target cash bonus will be determined according to a formula expressed as up to 35% of his base salary of 26 million Japanese Yen, and will be subject to adjustments based on the percentage to which the targeted applicable performance criteria is achieved. Mr. Asai is eligible to receive a cash bonus based on the achievement of the following goals: (i) a goal based upon API’s total consolidated sales (which represents 50% of such bonus amount); (ii) a goal based upon API’s total spine sales (which represents 25% of such bonus amount); and (iii) a goal based upon API’s profits before taxes (which represents 25% of such bonus amount). In the event that API’s profits before taxes exceed certain target levels, Mr. Asai will be entitled to receive a cash bonus based on a higher percentage of his base salary. The bonus will be payable after the end of the Company’s 2009 fiscal year. The Compensation Committee of the Board approved the applicable total sales, spine sales and profits before taxes targets with respect to Mr. Asai.

2009 Plan with Respect to Mr. Lubischer

With respect to Mr. Lubischer, the target cash bonus amount will be determined based upon the Company’s achievement of certain sales goals in the U.S. Upon 100% achievement of all of such sales targets, Mr. Lubischer’s bonus would be equal to approximately 100% of his base salary of $245,000. In the event that U.S. sales exceed certain target levels, Mr. Lubischer will be entitled to receive a cash bonus that is higher then the percentage of his base salary set forth above. Two-thirds of Mr. Lubischer’s bonus is payable quarterly, based on the achievement of quarterly sales targets and one-third of Mr. Lubishcer’s bonus is payable following the end of the Company’s 2009 fiscal year, based on the achievement of annual sales targets. The Compensation Committee of the Board approved the applicable sales targets with respect to Mr. Lubischer.

For all Named Executive Officers, the Company (or API, with respect to Mr. Asai) must first achieve a threshold of financial performance that has been established by the Compensation Committee of the Board, before an eligible Named Executive Officer may receive any cash bonuses under the 2009 Plan. In addition, an eligible Named Executive Officer must be employed by the Company at the time the payment is made in order to receive any bonus payment.